UNITED STATES
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OPLINK COMMUNICATIONS, INC.
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OPLINK ISSUES STATEMENT IN RESPONSE TO ENGAGED CAPITAL AND VOCE CAPITAL MANAGEMENT
FREMONT, Calif., Sept. 24, 2014 (GLOBE NEWSWIRE) -- Oplink Communications, Inc. (Nasdaq:OPLK), a leading provider of optical communication components, intelligent modules and subsystems, today issued the following statement in response to a press release issued on September 23, 2014 by Engaged Capital, LLC ("Engaged") and Voce Capital Management LLC ("Voce"):
Oplink is focused on execution and delivering value for shareholders. We delivered strong fiscal fourth quarter results and are confident in the continued performance of our core optical business. In July, the Company announced a number of initiatives to further enhance shareholder value, including evaluating strategic alternatives for the Oplink Connected business; the authorization of a $40 million increase to its existing share repurchase program; and the initiation of a quarterly dividend to shareholders.
We also announced plans to expand our Board of Directors by up to two members in order to add further industry experience. We have clearly expressed our willingness to consider Engaged and Voce's nominees and invited them to meet with our Special Nominating Committee, as reflected in the letter included below, sent on September 4, 2014. They have thus far refused our good faith efforts to have them participate in our process. We continue to be open to constructive conversations and are disappointed that Engaged and Voce have chosen to pursue their agenda in this manner.
At this time, no action by Oplink shareholders is required. The Company will continue to communicate with its shareholders as appropriate and encourages them to review Oplink's proxy materials when they become available.
Cowen and Company, LLC is acting as financial advisor to Oplink, and Covington & Burling LLP is acting as legal advisor.
Full text of the letter to Engaged and Voce's nominees:
September 4, 2014
VIA EXPRESS MAIL
Jeffrey McCreary
21 Ridgetop Circle
 Santa Fe, New Mexico 87506
J. Daniel Plants
Voce Catalyst Partners L.P.
600 Montgomery Street, Suite 210
 San Francisco, California 94111
Dear Messrs. McCreary and Plants:
As you may know, we are independent directors who are serving as the special nominating committee of Oplink Communications, Inc. in connection with the 2014 Annual Meeting of Stockholders. We are inviting you to meet with us to assist us in determining whether to recommend that the board of directors support your nomination as directors.
We had been encouraged when Mr. McCreary had indicated an initial willingness to meet with the board in response to an invitation from Oplink's representatives at Cowen & Company.  We were disappointed when Mr. Plants rejected a similar request and again when we received information indicating that Mr. McCreary is now also unwilling to meet with us.
We are extending this invitation in the hope that you will cooperate in enabling us to perform our duties as the members of the special nominating committee. Please contact Janey Lin at (510) 933-7288 or janeyl@oplink.com if you are amenable to meeting, and we will arrange a mutually agreeable date.
Very truly yours,
Tim Christoffersen
Jesse Jack
cc:	Glenn W. Welling Engaged Capital Master Feeder I, L.P. 610 Newport Center Drive Newport Beach, California 92660

Additional Information
The Company plans to file a proxy statement with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies by the Company. Promptly after filing any definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a WHITE proxy card to each stockholder of the Company entitled to execute, withhold or revoke proxies relating to the proxy solicitation. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, and at the Company's website at www.oplink.com.
Certain Information Regarding Participants
Oplink and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from Oplink stockholders in connection with the proxy solicitation by Oplink. Stockholders may obtain information regarding the names, affiliations and interests of Oplink's directors and executive officers in Oplink's Annual Report on Form 10-K for the year ended June 30, 2014, which was filed with the SEC on September 15, 2014, and its proxy statement for the 2013 Annual Meeting, which was filed with the SEC on October 1, 2013. To the extent holdings of Oplink's securities have changed since the amounts printed in the proxy statement for the 2013 Annual Meeting, such changes have been or will be reflected on the Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any solicitation of proxies and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available. These documents can be obtained free of charge through the website maintained by the SEC at www.sec.gov, and at the company's website at www.oplink.com.
About Oplink
Oplink is a leading provider of optical communication components, intelligent modules and subsystems. We offer advanced solutions in DWDM and CWDM bandwidth creation, optical amplification, switching & routing, wavelength conditioning, monitoring & protection, connectivity and system-level integration, as well as a broad portfolio of optical transceivers for metro WDM, aggregation and access applications. We supply to global leading and emerging telecommunications, data communications and cable TV equipment makers. We are headquartered in Fremont, California and own multiple research and manufacturing facilities in Asia. To learn more about Oplink, visit our web site atwww.oplink.com.
CONTACT: Steven Goldberg / Megan Bouchier / Reze Wong
         Sard Verbinnen & Co
         415-618-8750

         Dan Burch / Larry Dennedy
         MacKenzie Partners, Inc.
         (212) 929-5500